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Exhibit 99.4

Thomas S. Schreier, Jr.
U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402

         March 12, 2002

Mickey P. Foret
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN 55121

Dear Mr. Foret:

As we have discussed, I have agreed to serve as a member of the Board of Directors of Pinnacle Airlines Corp., a Delaware company (the "Company"), which will become the parent company of Pinnacle Airlines Inc. (formerly Express Airlines I, Inc.) operating as a Northwest Airlink carrier. I understand I will be elected as a director of the Company at the time of the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement being filed in connection with the Company's initial public offering.

Very truly yours,
/s/ Thomas S. Schreier, Jr.

Thomas S. Schreier, Jr.

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Thomas S. Schreier, Jr. U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402